EXHIBIT 21

THE ALLIED DEFENSE GROUP, INC.

(Formerly Allied Research Corporation)

LIST OF SUBSIDIARIES

      1. ARC Europe, S.A., a Belgian Corporation

                Wholly-owned and majority owned Belgian subsidiaries of ARC Europe S.A.

A. MECAR S.A.

B. Sedachim, S.I.

C. VSK Electronics N.V.

(1) Belgian Automation Units, N.V

(2) I.D.C.S., N.V.

(3) Vigitec S.A.

(4) Télé Technique Générale, S.A.

D. Hendrickx N.V.

      2. Allied Research Corporation Limited, a U.K. Corporation

      3. Energa Corporation

      4. News/ Sports Microwave Rental, Inc.

      5. Titan Dynamics Systems Inc.

      6. SeaSpace Corporation

      7. MECAR USA, Inc.